Exhibit 10.1

March 11, 2015

PRIVATE AND CONFIDENTIAL

Harold A. Hurwitz

Via email (hal.hurwitz@outlook.com)

Dear Hal:

It is with great pleasure that we extend you an offer of employment with MRI Interventions, Inc., on the following terms and conditions:

Position; Start Date. Upon the start date of your employment, you will serve initially in the capacity of Vice President, Finance. You will then assume the position of Chief Financial Officer (CFO) as of the date that is one day after the date MRI Interventions files its quarterly report on Form 10-Q for the period ended March 31, 2015. In each case, you will report directly to me, in my capacity as the company’s President and Chief Executive Officer, and indirectly to the Audit Committee of the company’s Board of Directors. You will be a full-time employee and, as such, you will devote substantially all of your business time and attention to the company’s affairs and the performance of your duties and responsibilities. The start date of your employment will be such date as you and MRI Interventions mutually agree, although we are anticipating that your start date will be on or around March 30, 2015. Of course, our offer of employment is subject to, and conditioned on, successful completion of our standard employment processing procedures, which includes, among other things, a background check.

Base Salary. You will receive an annual salary of $230,000, payable in installments in accordance with MRI Interventions’ standard payroll practices, and subject to applicable withholdings and taxes.

Bonus. You will be eligible to receive an annual target incentive bonus of 30% of your base salary, subject to the terms and conditions established by MRI Interventions, including amounts in excess of 30% of base salary for exceptional performance. The company will determine in good faith your entitlement to a bonus based on the achievement or satisfaction of such terms, conditions and goals as soon as reasonably practicable after the end of each calendar year. MRI Interventions will pay you your earned bonus within 10 days after the company makes its determination and in any event not later than March 15 of the year following the calendar year in which you performed the services upon which the bonus is based. However, to be entitled to receive any such bonus, you must remain employed by MRI Interventions as of the date of payment. Payment of any bonus is subject to applicable withholdings and taxes. Notwithstanding the foregoing to the contrary, for the calendar year 2015, any bonus will be appropriately pro-rated based on your actual start date of employment.

One Commerce Square Suite 2550 Memphis TN 38103 901.522.9300

Harold A. Hurwitz

March 11, 2015

Stock Options. In connection with your hiring, you will receive non-qualified stock options entitling you to purchase an aggregate of 450,000 shares of MRI Interventions’ common stock. That option grant will vest over three years in equal installments, on the first, second and third year anniversaries of the start date of your employment. In addition, upon each of the first and second anniversaries of your start date (assuming you remain employed by the company as of those dates), you will receive additional stock options entitling you to purchase 150,000 shares of MRI Interventions’ common stock (such number to be equitably adjusted for any stock split, stock combination or other similar transaction occurring between the date hereof and the date of grant). Each of those option grants will be vest over three years in equal installments, on the first, second and third year anniversaries of the grant date. All such options will be subject to the terms and conditions of the award agreements evidencing the grants.

Award Plans. During the term of your employment, you will generally be eligible to participate in any incentive compensation, profit participation or extra compensation plan that is adopted by MRI Interventions and in which the company’s executive officers generally participate, according to the policies and practices adopted from time to time by the company (referred to as “Award Plans”).

Benefit Plans. During the term of your employment, you will be entitled to participate in, and to all rights and benefits provided by, the health, life, medical, dental, disability, insurance and welfare plans that are maintained from time to time by the company for your benefit or the benefit of the executives of the company generally or for the company’s employees generally, provided that you must be eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to the plan participants (referred to as “Benefit Plans”).

Vacation. You will be entitled each year to vacation time, during which time your compensation will be paid in full. The time allotted for such vacation will be three (3) weeks, to be taken at such time or times as will be mutually convenient and consistent with your duties and obligations to the company. Vacation accrues based on the anniversary of your start date. Any unused vacation will be subject to the company’s policies regarding the same, as such policies may be amended from time to time.

Expense Reimbursement. We recognize that you will have to incur certain out-of-pocket expenses, including, but not limited to, travel expenses, related to your work and the company’s business, and we agree to reimburse you for all reasonable expenses necessarily incurred by you in the performance of your duties and responsibilities, consistent with our policies and procedures regarding business expenses, upon presentation of documentation indicating the amount and business purpose of such expenses.

Harold A. Hurwitz

March 11, 2015

Termination of Employment. Your employment with MRI Interventions will be on an “at-will” basis. As such, you may terminate your employment at any time, for any reason, with or without cause. Likewise, your employment may be terminated by MRI Interventions at any time, for any reason, with or without cause.

Notwithstanding the foregoing, if MRI Interventions terminates your employment without cause, except as otherwise provided below under the caption “Change of Control,” you will be entitled to the following:

(1) MRI Interventions will pay you any portion of your base salary and bonus compensation earned but unpaid as of the termination date plus any unreimbursed business expenses to which you are entitled as of the termination date;

(2) MRI Interventions will pay you an amount equal to 25% of your base salary in effect as of the termination date, which amount will be paid in 6 semi-monthly installments on our standard payroll dates and otherwise in accordance with customary company policies; and

(3) MRI Interventions will pay you any amounts you are due pursuant to the terms of any Award Plans and/or Benefit Plans in which you were a participant, in accordance with the terms of such plans.

Change of Control. Upon a change of control (within the meaning set forth below), all of your stock options will become fully vested on the date of the change of control. In addition, if your employment is terminated without cause within 2 months prior to, on, or within 6 months after, a change of control, you will be entitled to the following:

(1) MRI Interventions will pay you any portion of your base salary and bonus compensation earned but unpaid as of the termination date plus any unreimbursed business expenses to which you are entitled as of the termination date;

(2) MRI Interventions will pay you a lump sum amount that is equal to 50% of your base salary in effect as of the termination date; and

(3) MRI Interventions will pay you any amounts you are due pursuant to the terms of any Award Plans and/or Benefit Plans in which you were a participant, in accordance with the terms of such plans.

The term “change of control” will mean the occurrence of any of the following events: (a) a change in the ownership of MRI Interventions, (b) a change in the effective control of MRI Interventions, or (c) a change in the ownership of a substantial portion of the assets of MRI Interventions. A change in the ownership of MRI Interventions will occur on the date on which any one person, or more than one person acting as a group, acquires ownership of MRI Interventions’ stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of MRI Interventions’ stock. A change in the effective control of MRI Interventions will occur on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of MRI Interventions possessing 30% or more of the total voting power of the stock of the company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of the assets of MRI Interventions will occur on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to MRI Interventions, acquires assets from the company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

Harold A. Hurwitz

March 11, 2015

Confidentiality; Inventions; Non-Compete. You will be asked to sign MRI Interventions’ standard Non-Disclosure and Proprietary Rights Agreement and Non-Competition Agreement. Your execution of those agreements is a material inducement for MRI Interventions to enter into an employment relationship with you. Therefore, you must sign the agreements prior to the start date of your employment with MRI Interventions.

Overall Qualification. Nothing set forth herein will be construed as preventing MRI Interventions from modifying, suspending, discontinuing or terminating any of the Award Plans or Benefit Plans without notice or liability to you so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against you.

Section 409A Compliance. To the extent any provision herein is inconsistent or in conflict with any applicable requirement of Treasury Regulation §1.409A-1, then such requirement will be deemed to override and supersede the inconsistent or conflicting provision.

No Existing Conflicts. By entering into an employment relationship, you represent and warrant to MRI Interventions that your employment with MRI Interventions, and the performance of your duties and responsibilities in connection with your employment, will not conflict with, result in a breach of, or constitute a default under, any agreement to which you are a party or by which you are bound.

Harold A. Hurwitz

March 11, 2015

Hal, we are delighted at the prospect of you joining the MRI Interventions team, and we are excited about the knowledge, energy and experience you will bring to our organization.

Very truly yours,

/s/ F. P. Grillo

Frank Grillo

President and CEO

Agreed to and accepted:

/s/ Harold A. Hurwitz

Harold A. Hurwitz

Date:      March 11, 2015